As independent public accountants, we hereby consent to the incorporation of our records dated April 14, 2000 (except with respect to the second paragraph of Note 8, as to which the date is April 28, 2000) on the financial statements of USCI, Inc. and its subsidiaries, included in this Form 10-K, into USCI, Inc.'s previously filed Registration Statement File Nos. 333-16291 and 333-37329.


/s/ Arthur Andersen LLP


Atlanta, Georgia
June 20, 2000